CLASS ACTION SETTLEMENT AGREEMENT
This Class Action Settlement Agreement (the “Agreement,” “Settlement,” or “Settlement Agreement”) is entered into by and among Plaintiffs Cheryl Kater (“Kater”), Suzie Kelly (“Kelly”), and Manasa Thimmegowda (“Thimmegowda”) (collectively “Plaintiffs”), for themselves individually and on behalf of the Settlement Class (as defined below), and Defendants Churchill Downs Incorporated (“CDI”), Aristocrat Leisure Ltd. (“ALL”), Aristocrat Technologies, Inc. (“ATI”), and Big Fish Games, Inc. (“Big Fish”) (collectively “Defendants”) (Plaintiffs and Defendants are collectively referred to as the “Parties”). This Agreement is intended by the Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims (as defined below), upon and subject to the terms and conditions of this Agreement and subject to the final approval of the Court.
RECITALS
A.On April 17, 2015, Kater filed a putative class action complaint against CDI in the United States District Court for the Western District of Washington, Case No. 15-cv-00612 (the “Kater” litigation). The complaint was later amended to add Suzie Kelly as an additional plaintiff and class representative and to add Big Fish as an additional defendant.
B.On February 11, 2019, Thimmegowda filed a putative class action lawsuit against ALL, ATI (together, “Aristocrat”), CDI, and Big Fish in the United States District Court for the Western District of Washington, Case No. 19-cv-00199 (the “Thimmegowda” litigation).
C.Plaintiffs in both matters allege that Defendants’ Applications (as defined below) fall within the definition of an illegal gambling game and that players can recover their losses under Washington law, setting forth claims for violations of RCW 4.24.070 (the “Recovery of Money Lost at Gambling Act” or “RMLGA”), violations of RCW 19.86.010 et seq. (the “Washington Consumer Protection Act” or “CPA”) and unjust enrichment, based on Plaintiffs’ use of and purchases of virtual items in Defendants’ Applications (as defined below).
D.On June 30, 2015, CDI moved to dismiss pursuant to Fed. R. Civ. P. 12 on grounds that the Applications do not fall under Washington’s definition of gambling. On November 19, 2015, the district court granted the motion with prejudice.
E.On January 5, 2016, Kater noticed an appeal of dismissal to the United States Court of Appeals for the Ninth Circuit. On March 28, 2018, the Ninth Circuit reversed the district court’s order, and on June 12, 2018, CDI’s motion for rehearing en banc was denied.
F.On July 20, 2018, after the case was returned to the district court’s jurisdiction, CDI filed a motion to compel arbitration.
G.On November 2, 2018, the Court denied CDI’s motion. CDI then answered the complaint on November 16, 2018.
H.In January 2019, discovery in Kater commenced, Kater propounded written discovery, and CDI timely responded.
I.On February 11, 2019, the complaint in Thimmegowda was filed.
J.On March 20, 2019, Kater amended her complaint to add the claims of Suzie Kelly and add Big Fish as a defendant.

K.On May 10, 2019, in Thimmegowda, Big Fish and Aristocrat moved to compel arbitration, and Aristocrat moved to dismiss for lack of personal jurisdiction. The same day, in Kater, Big Fish and CDI moved to compel arbitration. On September 12, 2019, these motions were terminated with leave to refile when the Court stayed both cases pending the Ninth Circuit’s disposition of an interlocutory appeal in a related case, Wilson v. Huuuge, Inc., Case. No. 18-cv-05276 (W.D. Wash.).
L.In October 2019, Big Fish displayed a pop-up window in certain of its Applications that required players, if they wished to continue playing the Applications, to click to accept the Big Fish Terms of Use, which included a Dispute Resolution Provision and one- year limitation on the recovery of any damages. The Terms of Use explained how players could opt out of the Dispute Resolution Provision. Plaintiffs moved for a temporary restraining order to, inter alia, enjoin Big Fish from displaying the pop-up window. On November 19, 2019, the Court granted in part and denied in part Plaintiffs’ motions and invited the Parties to propose language regarding any future similar pop-up windows. The Parties submitted competing proposals and, on December 19, 2019, the Court approved of Defendants’ proposed pop-up language.
M.In December 2019, January 2020, and April 2020, Big Fish displayed a pop-up window that incorporated the Court-approved language.
N.In January 2020, Class Counsel established a website to assist putative class members who wished to opt-out of the “Dispute Resolution Provision” within the Big Fish Terms of Use.
O.In January 2020, Defendants filed a motion for a protective order that sought, inter alia, to require Class Counsel to cease operation of the website. On March 4, 2020, the Court denied Defendants’ motion.
P.On February 20, 2020, Plaintiffs moved to certify a class under Fed. R. Civ. P. 23(b)(2) and sought a preliminary injunction to enjoin the sale of virtual chips in the Applications. On March 4, 2020, the Court denied Plaintiffs’ motions without prejudice.
Q.On March 23, 2020 the Court ordered deadlines for the Parties to exchange discovery related to Defendants’ potential renewed motions to compel arbitration (in Kater and Thimmegowda) and Aristocrat’s and CDI’s potential renewed motions to dismiss for lack of personal jurisdiction (in Thimmegowda). Over the following weeks, the Parties responded to Court-ordered discovery.
R.On April 10, 2020, Defendants filed their renewed motions to compel arbitration and CDI filed a renewed motion to dismiss for lack of personal jurisdiction. The Parties fully briefed those motions.
S.In April 2020, the Parties agreed to engage the Honorable Layn Phillips (ret.) at Phillips ADR to facilitate a mediation of the Actions.
T.After exchanging information in advance of the mediation and participating in a full-day (indeed, more than twelve-hour-long) mediation on May 22, 2020, the Parties agreed to a settlement in principle, which was memorialized in the form of a binding Confirmation of Settlement.

U.Plaintiffs and Class Counsel have conducted a comprehensive examination of the law and facts regarding the claims against Defendants, and the potential defenses available.
V.Plaintiffs believe that their claims have merit, that they would have ultimately succeeded in obtaining adversarial certification of the proposed Settlement Class, and prevailed on the merits at summary judgment or at trial. Nonetheless, Plaintiffs and Class Counsel recognize that Defendants have raised factual and legal claims and defenses that present a risk that Plaintiffs may not prevail on their claims, that Plaintiffs’ claims might be compelled to arbitration proceedings, and/or that the putative classes might not be certified. Plaintiffs and Class Counsel have also taken into account the uncertain outcome and risks of any litigation, especially in complex actions, as well as the difficulty and delay inherent in such litigation. Therefore, Plaintiffs believe that it is desirable that the Released Claims be fully and finally compromised, settled, resolved with prejudice, and barred pursuant to the terms and conditions set forth in this Agreement.
W.Based on their comprehensive examination and evaluation of the law and facts relating to the matters at issue, Class Counsel have concluded that the terms and conditions of this Agreement are fair, reasonable, and adequate to resolve the alleged claims of the Settlement Class and that it is in the best interests of the Settlement Class Members to settle the Released Claims pursuant to the terms and conditions set forth in this Agreement.
X.Defendants have at all times denied—and continue to deny—all allegations of wrongdoing and liability and deny all material allegations in the Actions. Specifically, Defendants deny that the Applications constitute or constituted illegal gambling, and that any aspect of the Applications’ operation constituted unfair business practices. Defendants are prepared to continue their vigorous defense. Even so, taking into account the uncertainty and risks inherent in the motions to dismiss, class certification, summary judgment, and trial, Defendants have concluded that continuing to defend the Actions would be burdensome and expensive. Defendants have further concluded that it is desirable to settle the Released Claims pursuant to the terms and conditions set forth in this Agreement to avoid the time, risk, and expense of defending protracted litigation and to resolve finally and completely the pending and potential claims of Plaintiffs and the Settlement Class.
NOW, THEREFORE, IT IS HEREBY AGREED by and among Plaintiffs, the Settlement Class, and Defendants that, subject to the Court’s final approval after a hearing as provided for in this Agreement, and in consideration of the benefits flowing to the Parties from the Settlement set forth herein, the Released Claims shall be fully and finally compromised, settled, and released, and the Actions shall be dismissed with prejudice, upon and subject to the terms and conditions set forth in this Agreement.
AGREEMENT
1.DEFINITIONS
As used herein, in addition to any definitions set forth elsewhere in this Agreement, the following terms shall have the meanings set forth below:
1.1“Actions” means the cases captioned Cheryl Kater and Suzie Kelly v. Churchill Downs Incorporated et al., Case No. 15-cv-00612, and Manasa Thimmegowda v. Big Fish

Games, Inc. et al., Case No. 19-cv-00199, both pending in the United States District Court for the Western District of Washington.
1.2“Agreement” or “Settlement” or “Settlement Agreement” means this Class Action Settlement Agreement.
1.3“Applications” means Big Fish Casino, Jackpot Magic Slots, and Epic Diamond Slots.
1.4“Approved Claim” means a Claim Form submitted by a Settlement Class Member that is timely and submitted in accordance with the directions on the Claim Form and the terms of this Agreement, or is otherwise accepted by the Court or Settlement Administrator and satisfies the conditions of eligibility for a Settlement Payment as set forth in this Agreement.
1.5“Claim Form” means the document substantially in the form attached hereto as Exhibit A, as approved by the Court. The Claim Form, to be completed by Settlement Class Members who wish to file a claim for a Settlement Payment, shall be available in electronic and paper format. The Claim Form shall request that the Settlement Class Member provide the following information: (i) full legal name, (ii) List of any and all Application(s) played (iii) Friend Code(s) associated with any and all Application(s) account(s), (iv) email address(es) associated with any and all Application(s) account(s), (v) email addresses associated with Amazon, Facebook, Apple, and/or Google accounts from which in-Application purchases were made, and (vi) current telephone number, U.S. Mail address, and email address.
1.6“Claims Deadline” means the date by which all Claim Forms must be postmarked or submitted on the Settlement Website to be considered timely and shall be fifty-six (56) days after the Notice Date. The Claims Deadline shall be clearly set forth in the order preliminarily approving the Settlement, as well as in the Notice and the Claim Form.
1.7“Class Counsel” means Jay Edelson, Rafey Balabanian, Todd Logan, Alexander G. Tievsky, and Brandt Silver-Korn of Edelson PC.
1.8“Class Representatives” means Plaintiffs Cheryl Kater, Suzie Kelly, and Manasa Thimmegowda.
1.9“Court” means the United States District Court for the Western District of Washington, the Honorable Ronald B. Leighton, presiding, or any Judge who shall succeed him as the Judge assigned to the Actions.
1.10“Defendants” means Big Fish Games, Inc., Churchill Downs Incorporated, Aristocrat Technologies, Inc., and Aristocrat Leisure Ltd., the defendants in the Actions.
1.11“Defendants’ Counsel” means Covington & Burling LLP and Orrick, Herrington & Sutcliffe LLP.
1.12“Effective Date” means the date upon which the last (in time) of the following events occurs: (i) the date upon which the time expires for filing or noticing any appeal of the Final Judgment, if no appeal is timely filed; (ii) if there is an appeal or appeals, the date of completion, in a manner that finally affirms and leaves in place the Final Judgment without any material modification, of all proceedings arising out of the appeal(s) (including, but not limited to, the expiration of all deadlines for motions for reconsideration or petitions for review and/or certiorari, all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal(s) following decisions on remand); or (iii) the date of final dismissal of any appeal or the final dismissal of any proceeding on certiorari with respect to the Final Judgment. The Effective Date is further subject to the conditions set forth in Section 9.1.
1.13“Escrow Account” means the separate, interest-bearing escrow account to be established by the Settlement Administrator under terms acceptable to all Parties. The Escrow Account will be at a depository institution of the Settlement Administrator’s choice (subject to either party’s reasonable veto) that is insured by the Federal Deposit Insurance Corporation. The Settlement Amount shall be deposited by Defendants into the Escrow Account consistent with the provisions in Section 2.1 below, and the money in the Escrow Account shall be invested in the following types of accounts and/or instruments and no other: (i) demand deposit accounts and/or (ii) time deposit accounts and certificates of deposit, in either case with maturities of forty-five (45) days or less. The costs of establishing and maintaining the Escrow Account shall be paid from the Settlement Fund.
1.14“Fee Award” means the amount of attorneys’ fees and reimbursement of expenses awarded by the Court to Class Counsel, which will be paid out of the Settlement Fund.
1.15“Final Approval Hearing” means the hearing before the Court where the Parties will request that the Final Judgment be entered by the Court finally approving the Settlement as fair, reasonable, and adequate, and approving any Fee Award and the incentive awards to the Class Representatives.
1.16“Final Judgment” means the final judgment and order to be entered by the Court approving the Agreement after the Final Approval Hearing.
1.17“Friend Code” means the unique identifier attached to a person who has a Big Fish Casino, Jackpot Magic Slots, or Epic Diamond Slots account and/or login.
1.18“Lifetime Spending Amount” means the total amount of money a Settlement Class Member spent within the Applications through and including July 23, 2020.
1.19“Notice” means the notice of this Settlement and Final Approval Hearing, which is to be sent to the Settlement Class substantially in the manner set forth in this Agreement and approved by the Court, consistent with the requirements of Due Process and Rule 23, and substantially in the form of Exhibits B, C, and D, attached hereto.
1.20“Net Settlement Fund” means the Settlement Fund, plus any interest or investment income earned on the Settlement Fund, less any Fee Award, incentive awards to the Class Representatives, taxes, and Settlement Administration Expenses.
1.21“Notice Date” means the date upon which the Notice set forth in Section 4 is complete, which shall be a date no later than thirty-five (35) days after entry of Preliminary Approval.
1.22“Objection/Exclusion Deadline” means the date by which a written objection to this Settlement Agreement or a request for exclusion submitted by a member of the Settlement Class must be postmarked and/or filed with the Court, which shall be designated as a date no later than fifty-six (56) days following the Notice Date and no sooner than fourteen (14) days after papers supporting the Fee Award are filed with the Court and posted to the Settlement Website, or such other date as ordered by the Court.
1.23“Plaintiffs” means Cheryl Kater, Suzie Kelly, and Manasa Thimmegowda, the plaintiffs in the Actions.
1.24“Platform Provider(s)” means Amazon, Apple, Facebook, and/or Google.
1.25“PlayerId” means the unique identifier assigned by a Platform Provider to a person who has a Platform Provider account and/or login. For avoidance of doubt, PlayerIds are not assigned/generated by or known to Big Fish.
1.26“Preliminary Approval” means the order preliminarily approving the Settlement, preliminarily certifying the Settlement Class for settlement purposes, preliminarily appointing Class Counsel and the Class Representatives, and approving the form and manner of the Notice.
1.27“Released Claims” means any and all actual, potential, filed, unfiled, known or unknown, fixed or contingent, claimed or unclaimed, suspected or unsuspected, claims, demands, liabilities, rights, causes of action, contracts or agreements, extra-contractual claims, damages, expenses, costs, attorneys’ fees and/or obligations (including “Unknown Claims” as defined below), whether in law or in equity, accrued or unaccrued, direct, individual, or representative, of every nature and description whatsoever, whether based on violations of Washington or other federal, state, local, statutory, or common law or any other law, including the law of any jurisdiction outside the United States, that are or have been alleged or otherwise raised in the Actions, or that arise out of or relate to facts, transactions, events, matters, occurrences, acts, disclosures, statements, representations, omissions or failures to act relating to the operation of the Applications and/or the sale of virtual chips in the Applications, such as claims that the Applications are illegal gambling, that virtual chips in the Applications are “things of value,” or that aspects of the Applications are deceptive or unfair, against the Released Parties, or any of them. For the avoidance of doubt, this release includes (1) claims potentially subject to arbitration agreements; and (2) claims for amounts spent on in-Application purchases that are attributable to Platform Provider fees.
1.28“Released Parties” means each Defendant, and their present or former administrators, predecessors, successors, assigns, parents, subsidiaries, corporate affiliates, holding companies, investors, divisions, employees, agents, representatives, consultants, independent contractors, service providers, vendors, directors, managing directors, officers, partners, principals, members, attorneys, accountants, fiduciaries, financial and other advisors, investment bankers, insurers, reinsurers, employee benefit plans, underwriters, shareholders, lenders, auditors, and investment advisors, including but not limited to all Platform Providers.
1.29“Releasing Parties” means Plaintiffs and other Settlement Class Members and their respective past, present, and future heirs, children, spouses, beneficiaries, conservators, executors, estates, administrators, assigns, agents, consultants, independent contractors, insurers, attorneys, accountants, financial and other advisors, investment bankers, underwriters, and lenders, and any other representatives of any of these persons and entities.

1.30“Settlement Administration Expenses” means (i) the expenses incurred by the Settlement Administrator in providing Notice, processing claims, responding to inquiries from members of the Settlement Class, distributing funds for Approved Claims, and related services, and (ii) the fees and expenses of any Settlement Special Master the Court may appoint, if applicable.
1.31“Settlement Administrator” means Angeion Group, subject to approval of the Court, which will administer certain aspects of the Notice and Settlement Website, process Approved Claims, and distribute Settlement Payments to Settlement Class Members as set forth in this Agreement.
1.32“Settlement Amount” means the amount of one hundred fifty-five million dollars ($155,000,000.00) to be deposited by Defendants into the Escrow Account consistent with the provisions set forth in Section 2.1 below. The Settlement Amount represents the total extent of Defendants’ monetary obligations under this Agreement. In no event shall Defendants’ total monetary obligation with respect to this Agreement exceed or be less than one hundred fifty-five million dollars ($155,000,000.00).
1.33“Settlement Class” means all persons in the United States who played Big Fish Casino, Jackpot Magic Slots, or Epic Diamond Slots on or before Preliminary Approval of the Settlement. Excluded from the Settlement Class are (1) any Judge or Magistrate presiding over this action and members of their families, (2) Defendants, Defendants’ subsidiaries, parent companies, successors, predecessors, and any entity in which Defendants or their parents have a controlling interest and their current or former officers, directors, and employees, (3) persons who properly execute and file a timely request for exclusion from the settlement class, and (4) the legal representatives, successors, or assigns of any such excluded persons.
1.34“Settlement Class Member” means any person who falls within the definition of the Settlement Class and who does not submit a valid request for exclusion from the Settlement Class.
1.35“Settlement Fund” means the non-reversionary cash fund that shall be established by Defendants in the total amount of the Settlement Amount, plus all interest earned thereon. From the Settlement Fund, the Settlement Administrator shall pay all Approved Claims made by Settlement Class Members, Settlement Administration Expenses, any incentive award to the Class Representatives, taxes, and any Fee Award to Class Counsel. The Settlement Fund shall be kept in the Escrow Account with permissions granted to the Settlement Administrator to access said funds until such time as the above-listed payments are made. The Settlement Administrator shall be responsible for all tax filings with respect to any earnings on the amounts in the Settlement Fund and the payment of all taxes that may be due on such earnings.
1.36“Settlement Payment(s)” means the payments from the Net Settlement Fund to be made to Settlement Class Members with Approved Claims according to the plan of allocation attached as Exhibit E (the “Plan of Allocation”).
1.37“Settlement Website” means the website to be created, launched, and maintained by the Settlement Administrator which shall allow for the electronic submission of Claim Forms and shall provide access to relevant case documents including the Notice, information about the submission of Claim Forms, and other relevant documents. The Settlement Website shall also advise the Settlement Class of the total value of the Settlement Fund and give Settlement Class Members the ability to estimate their Settlement Payment. The Settlement Website shall remain accessible until at least thirty (30) days after the Effective Date.
1.38“Unknown Claims” means claims that could have been raised in the Action and that any or all of the Releasing Parties do not know or suspect to exist, which, if known by him or her, might affect his or her agreement to release the Released Parties or the Released Claims or might affect his or her decision to agree, object or not to object to the Settlement, or seek exclusion from the Settlement Class. Upon the Effective Date, the Releasing Parties shall be deemed to have, and shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Upon the Effective Date, the Releasing Parties also shall be deemed to have, and shall have, waived any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, or the law of any jurisdiction outside of the United States, which is similar, comparable, or equivalent to § 1542 of the California Civil Code. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention to finally and forever settle and release the Released Claims, notwithstanding any Unknown Claims they may have, as that term is defined in this Paragraph.
2SETTLEMENT RELIEF
2.1Monetary Compensation.
(a)Defendants shall pay or cause to be paid into the Escrow Account the full Settlement Amount ($155,000,000.00) within fourteen (14) calendar days after the entry of Final Approval.
(b)Settlement Class Members shall have until the Claims Deadline to submit a Claim Form. Each Settlement Class Member with an Approved Claim shall be entitled to a Settlement Payment from the Net Settlement Fund.
(c)The Settlement Payment will be determined according to the Plan of Allocation attached as Exhibit E. The Plan of Allocation is divided into two baseline categories:(i) claims that are not subject to Big Fish’s Dispute Resolution Provision (“Non-DRP Claims”) and (ii) claims that are potentially subject to Big Fish’s Dispute Resolution Provision (“DRP Claims”). Non-DRP Claims are the claims held by persons in the Settlement Class who did not click “I agree” on Defendants’ December 2019, January 2020, or April 2020 pop-up windows, or who timely opted out of Defendants’ Dispute Resolution Provision. DRP Claims are claims held by persons who did click “I agree” on Defendants’ December 2019, January 2020, or April 2020 pop-up windows and did not timely opt-out of Defendants’ Dispute Resolution Provision. The

Settlement Payments for Non-DRP and DRP Claims are each paid according to escalating marginal recovery percentages.
(d)Non-DRP Claims and DRP Claims are determined at an identity (person) level rather than at an account level, according to the following rules:
(1)If a person has never clicked “I agree” on the December 2019, January 2020, or April 2020 pop-up windows (irrespective of Application or account), that person has all Non-DRP Claims (irrespective of Application or account).
(2)If a person has clicked “I agree” on either the December 2019, January 2020, or April 2020 pop-up windows (irrespective of Application or account) and has not timely opted-out with respect to any of those “clicks,” that person has all DRP Claims (irrespective of Application or account).
(3)If a person has clicked “I agree” on either the December 2019, January 2020, or April 2020 pop-up windows (irrespective of Application or account) and has timely opted-out with respect to any of those “clicks,” that person has all Non-DRP Claims (irrespective of Application or account).
(4)The primary purpose of these rules is to recognize that (1) any click on the December 2019, January 2020, or April 2020 pop-up windows (irrespective of Application or account) by a person renders all of his/her claims DRP for purposes of this Settlement, and that (2) any timely opt-out by a person (irrespective of Application or account) renders all of his/her claims Non-DRP Claims for purposes of this Settlement (irrespective of Application or account, and irrespective of whether that person clicked any of the December 2019, January 2020, or April 2020 pop-up windows).
(5)No individual holds both DRP Claims and Non-DRP Claims.
(6)An opt-out notice is timely for purposes of this Settlement if it was postmarked within thirty (30) days after when the individual “clicked” the December 2019, January 2020, or April 2020 pop-up window and received by Defendants before July 23, 2020.
(7)Example One: If Jane Doe holds Account A and Account B on Big Fish Casino, clicked “I agree” on either the December 2019, January 2020, or April 2020 pop-up windows on both accounts, and only timely opted out of Defendants’ Dispute Resolution Provision as to Account B, Ms. Doe’s claims are Non-DRP Claims as to the money she spent playing with both Account A and Account B.

(8)Example Two: If John Doe holds Account Y and Account Z on Big Fish Casino, but only clicked “I agree” on either the December 2019, January 2020, or April 2020 pop-up windows while playing on Account Z, and did not timely opt-out, Mr. Doe’s claims are DRP Claims as to the money he spent playing with both Account Y and Account Z.
(9)Example Three: If Richard Roe holds Account L and Account M on Big Fish Casino and Account N on Jackpot Magic Slots, clicked “I agree” on either the December 2019, January 2020, or April 2020 pop-up windows while playing on Account N, and timely opted out of Defendants’ Dispute Resolution Provision, Mr. Roe’s claims are Non-DRP Claims as to the money he spent playing with Account L, Account M, and Account N.
(e)If the total Approved Claims do not exhaust the Net Settlement Fund under the baseline marginal recovery percentages in the Plan of Allocation, the marginal recovery percentages, for both Non-DRP and DRP Claims, will be increased pro rata so that the Settlement Payments will exhaust or leave only de minimis funds in the Net Settlement Fund.
(f)Within sixty (60) days after the Effective Date, or such other date as the Court may set, the Settlement Administrator shall pay from the Settlement Fund all Approved Claims by check or electronic payment.
(g)Each payment issued to a Settlement Class Member via check will state on the face of the check that it will become null and void unless cashed within ninety (90) calendar days after the date of issuance.
(h)In the event that an electronic deposit to a Settlement Class Member is unable to be processed, the Settlement Administrator shall attempt to contact the Settlement Class Member within thirty (30) calendar days to correct the problem.
(i)To the extent that a check issued to a Settlement Class Member is not cashed within ninety (90) calendar days after the date of issuance, or an electronic deposit is unable to be processed within ninety (90) calendar days after the first attempt, such funds shall remain in the Net Settlement Fund and shall be apportioned pro rata to participating Settlement Class Members in a second distribution, if practicable, subject to the provisions set forth in paragraph (e) above. To the extent that any second distribution is impracticable or would violate the provisions set forth in paragraph (e) above, or that any second-distribution funds remain in the Net Settlement Fund after an additional ninety (90) calendar days, such funds shall revert to the Rose Foundation of Oakland, California, for the purpose of establishing a consumer protection fund, as approved by the Court.
(j)No amount paid by Defendants into the Escrow Account shall revert to Defendants unless the Settlement is terminated in accordance with Sections 4.6 or 7.1. In no event shall any such amount be paid to Class Counsel except for the amount of any approved Fee Award.

2.2Prospective Measures. Defendants shall take the following steps in connection with this Settlement within fifty-six (56) days after an order granting Preliminary Approval:
(a)Big Fish will place resources relating to video game behavior disorders within the Applications. Within the self-service resources available to players, Big Fish shall add an additional button or link with labeling referring to video game behavior disorder resources. This link or button shall be similarly prominent to other links or buttons within the self-service resources. When clicked, the link or button will take players to a webpage that (1) encourages responsible gameplay; (2) describes what video game behavior disorders are; (3) provides or links to resources relating to video game behavior disorders; and (4) includes a link to Big Fish’s self-exclusion policy. Customer service representatives will provide the same information to any player that contacts them and references or exhibits video game behavior disorders, and will face no adverse employment consequences for providing players with this information.
(b)Big Fish shall publish on its website a voluntary self-exclusion policy. That policy shall provide that, when a player self-excludes by specifying the Friend Code(s) that the player wishes to ban, Big Fish shall use commercially reasonable efforts to immediately ban the account(s) associated with those Friend Code(s). Big Fish shall retain discretion as to the particular method by which players may self-exclude; for example, Big Fish may permit players to self-exclude by contacting Big Fish Customer Support, completing a form on Big Fish’s website, or any other reasonably accessible means. Big Fish shall use commercially reasonable efforts to prevent any use of the Application specified by the player, including by creation of a new Application account, from any device ID determined by Big Fish, using commercially reasonable efforts, to be associated with the excluded account. After a self-exclusion request is responded to in full by Big Fish, Big Fish shall not remove these restrictions for a period of at least one year. Beginning one year after the self-exclusion request is responded to in full by Big Fish, Big Fish may choose to honor a player’s request to reinstate the player’s account. Big Fish shall not automatically reinstate self-excluded accounts. Big Fish shall make no attempt to communicate with a player who has requested self-exclusion except in response to a direct inquiry from the player.
(c)Big Fish will change game mechanics for the Big Fish Casino and Jackpot Magic Slots Applications to ensure that players who run out of sufficient virtual chips to continue to play the game they are playing will be able to continue to play games within the Application they are playing without needing to purchase additional virtual chips or wait until they would have otherwise received free additional virtual chips in the ordinary course. Specifically, players who run out of chips will be able to continue to play at least one game within the Application they are playing that is similar in kind to other games within the Application.
3.RELEASES
3.1The obligations incurred pursuant to this Settlement Agreement shall be a full and final disposition of the Actions and any and all Released Claims, as against all Released Parties.
3.2Upon the Effective Date, the Releasing Parties, and each of them, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims against the Released Parties, and each of them.

3.3Upon the Effective Date, the Released Parties, and each of them, shall by operation of the Final Judgment have fully, finally, and forever released, relinquished, and discharged all claims against Plaintiffs, the Settlement Class, and Class Counsel that arise out of or relate to the commencement, prosecution, settlement, or resolution of the Actions, except for claims to enforce the terms of the Settlement.
3.4All Plaintiffs and all other Settlement Class Members further stipulate that, with the changes delineated in Sections 2.2(a)-2.2(c), virtual chips in the Applications are gameplay enhancements, not “things of value” as defined by RCW 9.46.0285. As long as those prospective measures remain implemented in the Applications as described, all Settlement Class Members are estopped from contending that virtual chips in the Applications are “things of value” under current Washington law or that aspects of the Applications at issue in these cases render the Applications deceptive or unfair under Washington law.
4NOTICE
4.1Class List. To effectuate the Notice Plan, within fourteen (14) calendar days after the execution of this Settlement Agreement:
(a)Defendants shall provide Class Counsel and the Settlement Administrator all Settlement Class Member contact information reasonably available to Defendants, including names, phone numbers, email addresses, and mailing addresses. For each Friend Code with a Lifetime Spending Amount greater than zero, Defendants shall further provide: (i) the Friend Code’s Lifetime Spending Amount, and (ii) information sufficient to determine whether the Friend Code clicked to accept the Big Fish Terms of Use in or after December 2019 but before July 23, 2020.
(b)Defendants and Class Counsel shall each provide the Settlement Administrator the information reflected in any opt-out letters received by Defendants before July 23, 2020.
(c)Class Counsel and Defendants’ Counsel shall cooperate to work with the Platform Providers to obtain all contact information in the Platform Providers’ possession, including all names, usernames/PlayerIds, phone numbers, email addresses, and mailing addresses, of all persons in the Settlement Class with a Lifetime Spending Amount greater than zero.
(d)Class Counsel and Defendants’ counsel shall cooperate to work with the Platform Providers to obtain all Lifetime Spending Amounts greater than zero for each username/PlayerId associated with a Settlement Class Member whose contact information is obtained pursuant to Section 4.1(c).
(e)Class Counsel and Defendants’ Counsel shall provide all information obtained through Sections 4.1(c)-(d) to the Settlement Administrator.
(f)The Settlement Administrator will use the information obtained through Sections 4.1(a)-(e) to create the “Class List.” The Settlement Administrator shall keep the Class List and all personal information obtained therefrom, including the identity, mailing, and e-mail addresses of all persons, strictly confidential. To prepare the Class List for potential Settlement Payments, the Settlement Administrator will (1) first, categorize each unique and identifiable person as holding either DRP Claims or Non-DRP Claims, (2) second, attach to each unique and identifiable person all of his/her associated Applications accounts (e.g., by Applications Friend Codes), (3) third, use Claim Forms to supplement, amend, verify, adjust, and audit the foregoing data, as necessary, (4) fourth, calculate the total Lifetime Spending Amount for each unique and identifiable person, and (5) finally, categorize each unique and identifiable person according to the appropriate Lifetime Spending Amount levels identified in the Plan of Allocation. For example, using Example 1 in Section 2.1(d)(7) as a starting point, if Jane Doe spent $25,000 through Account A and $60,000 through Account B on Big Fish Casino, clicked “I agree” on either the December 2019, January 2020, or April 2020 pop-up windows on both accounts, but only timely opted out of Defendants’ Dispute Resolution Provision as to Account B, the settlement administrator will categorize Jane Doe as holding Non-DRP Claims, calculate her Lifetime Spending Amount as $85,000.00, and place her claim in the $10,000-$100,000 Lifetime Spending Amount level within Non-DRP Claims in the Plan of Allocation. The Class List may not be used by the Settlement Administrator for any purpose other than advising specific individual Settlement Class Members of their rights, distributing Settlement Payments, and otherwise effectuating the terms of the Settlement Agreement or the duties arising thereunder, including the provision of Notice of the Settlement.
4.2Notice Plan. The Notice Plan shall consist of the following:
(a)Direct Notice via Email and/or U.S. Mail. No later than the Notice Date, the Settlement Administrator shall send Notice via email substantially in the form attached as Exhibit B, along with an electronic link to the Claim Form, to all Settlement Class Members for whom a valid email address is available in the Class List. In the event transmission of email notice results in any “bounce-backs,” the Settlement Administrator shall, where reasonable: correct any issues that may have caused the “bounce-back” to occur and make a second attempt to re-send the email notice, and (ii) send Notice substantially in the form attached as Exhibit C via First Class U.S. Mail provided an associated U.S. Mail address is contained in the Class List. The Settlement Administrator shall also send Notice substantially in the form attached as Exhibit C via First Class U.S. Mail to all Settlement Class Members with a Lifetime Spending Amount greater than $100.00 provided an associated U.S. Mail address is contained in the Class List.
(b)Reminder Notice. Thirty (30) days prior to the Claims Deadline, the Settlement Administrator shall again send Notice via email substantially in the form attached as Exhibit B, along with an electronic link to the Claim Form, to all Settlement Class Members for whom a valid email address is available in the Class List.
(c)Settlement Website. Within seven (7) days after Preliminary Approval, Notice shall be provided on a website at www.bigfishgamessettlement.com, which shall be administered and maintained by the Settlement Administrator and shall include the ability to file Claim Forms online. The Notice provided on the Settlement Website shall be substantially in the form of Exhibit D hereto. The Settlement Website shall also advise the Settlement Class of the total value of the Settlement Fund and provide Settlement Class Members the ability to approximate their Settlement Payment.
(d)Digital Publication Notice. The Settlement Administrator will supplement the direct notice program with a digital publication notice program that will deliver more than fifty million (50,000,000) impressions to likely Settlement Class Members. The digital publication notice campaign will run for at least one month and will contain active hyperlinks to the Settlement Website. The final digital notice advertisements, and the overall digital publication notice program to be used, shall be subject to the final approval of Defendants, which approval shall not be unreasonably withheld.
(e)CAFA Notice. Pursuant to 28 U.S.C. § 1715, not later than ten (10) days after the Agreement is filed with the Court, Defendants shall cause to be served upon the Attorneys General of each U.S. State in which Settlement Class Members are believed to reside, the Attorney General of the United States, and other required government officials, notice of the proposed settlement as required by law.
(f)Contact from Class Counsel. Class Counsel, in their capacity as counsel to Settlement Class Members, may from time to time contact Settlement Class Members to provide information about the Settlement Agreement and to answer any questions Settlement Class members may have about the Settlement Agreement.
4.3The Notice shall advise the Settlement Class of their rights under the Settlement, including the right to be excluded from or object to the Settlement or its terms. The Notice shall specify that any objection to the Settlement Agreement, and any papers submitted in support of said objection, shall be considered by the Court at the Final Approval Hearing only if, on or before the Objection/Exclusion Deadline approved by the Court and specified in the Notice, the Class Member making the objection files notice of an intention to do so and at the same time files copies of such papers he or she proposes to be submitted at the Final Approval Hearing. An unrepresented Class Member may submit such papers to the Clerk of the Court or through the Court’s CM/ECF system. A Class Member represented by counsel must timely file any objection through the Court’s CM/ECF system.
4.4Right to Object or Comment. Any Settlement Class Member who intends to object to this Settlement must present the objection in writing, which must be personally signed by the objector and must include: (i) any Friend Codes, (ii) any email address(es) associated with use of the Applications, (iii) current contact telephone number, U.S. Mail address, and email address, (iv) the specific grounds for the objection, (v) all documents or writings that the Settlement Class Member desires the Court to consider, (vi) the name and contact information of any and all attorneys representing, advising, or in any way assisting the objector in connection with the preparation or submission of the objection or who may profit from the pursuit of the objection, and (vii) a statement indicating whether the objector intends to appear at the Final Approval Hearing (either personally or through counsel, who must file an appearance or seek pro hac vice admission). All written objections must be filed with or otherwise received by the Court, and e-mailed or delivered to Class Counsel and Defendants’ Counsel, no later than the Objection/Exclusion Deadline. Any Settlement Class Member who fails to timely file or submit a written objection with the Court and notice of his or her intent to appear at the Final Approval Hearing in accordance with the terms of this Section and as detailed in the Notice, and at the same time provide copies to designated counsel for the Parties, shall not be permitted to object to this Settlement Agreement or appear at the Final Approval Hearing, and shall be foreclosed from seeking any review of this Settlement by appeal or other means and shall be deemed to have waived his or her objections and be forever barred from making any such objections in the Actions or any other action or proceeding.

4.5Right to Request Exclusion. Any Settlement Class Member may request to be excluded from the Settlement Class by sending a written request that is received on or before the Objection/Exclusion Deadline approved by the Court and specified in the Notice. To exercise the right to be excluded, a person in the Settlement Class must timely send a written request for exclusion to the Settlement Administrator that (i) provides his/her name, (ii) identifies either or both of the case names, “Cheryl Kater and Suzie Kelly v. Churchill Downs Incorporated et al., Case No. 15-cv-00612 (W.D. Wash.)” and “Manasa Thimmegowda v. Big Fish Games, Inc. et al., Case No. 19-cv-00199 (W.D. Wash.),” (iii) states the individual’s Friend Codes and email addresses associated with use of the Applications, (iv) states the individual’s current contact telephone number, U.S. Mail address, and email address, (v) is physically signed by the individual seeking exclusion, and (vi) contains a statement to the effect that “I/We hereby request to be excluded from the proposed Settlement Class.” In light of the COVID-19 pandemic, the Settlement Administrator shall create a dedicated e-mail address to receive exclusion requests electronically. A request for exclusion that does not include all of the foregoing information, that is sent to an address other than that designated in the Notice, or that is not received within the time specified, shall be invalid and the individual serving such a request shall be deemed to remain a Settlement Class Member and shall be bound as a Settlement Class Member by this Settlement Agreement, if approved by the Court. Any person who timely and properly elects to request exclusion from the Settlement Class shall not (i) be bound by any orders or Final Judgment entered in the Action, (ii) be entitled to relief under this Agreement, (iii) gain any rights by virtue of this Agreement, or (iv) be entitled to object to any aspect of this Agreement. No person may request to be excluded from the Settlement Class through “mass” or “class” opt-outs.
4.6If the amount of the Base Payment Amounts, as defined in the Plan of Allocation, of persons in the Settlement Class who request exclusion exceeds 5% of the Settlement Fund, then any Party to this Settlement Agreement may notify the other parties in writing that they have elected to terminate this Settlement Agreement. Such notification of intent to terminate the Settlement Agreement must be provided a minimum of seven (7) calendar days before the filing deadline for the motion seeking Final Approval. If this Settlement Agreement is terminated, it will be deemed null and void ab initio.
5CLAIMS PROCESS AND SETTLEMENT ADMINISTRATION
5.1The Settlement Administrator shall, under the supervision of the Court, administer the relief provided by this Settlement Agreement by processing Claim Forms in a rational, responsive, cost effective, and timely manner. The Settlement Administrator shall maintain reasonably detailed records of its activities under this Agreement. The Settlement Administrator shall maintain all such records as are required by applicable law in accordance with its normal business practices and such records will be made available to Class Counsel and Defendants’ Counsel upon request. The Settlement Administrator shall also provide reports and other information to the Court as the Court may require. The Settlement Administrator shall provide Class Counsel and Defendants’ Counsel with information concerning Notice, administration, and implementation of the Settlement Agreement. Should the Court request, the Parties shall submit a timely report to the Court summarizing the work performed by the Settlement Administrator, including a post-distribution accounting of all amounts from the Settlement Fund paid to

Settlement Class Members, the number and value of checks not cashed, the number and value of electronic payments unprocessed, and the amount distributed to any cy pres recipient. Without limiting the foregoing, the Settlement Administrator shall:
(a)Receive requests to be excluded from the Settlement Class and promptly provide Class Counsel and Defendants’ Counsel copies thereof. If the Settlement Administrator receives any exclusion forms after the deadline for the submission of such forms, the Settlement Administrator shall promptly provide copies thereof to Class Counsel and Defendants’ Counsel;
(b)Provide weekly reports to Class Counsel and Defendants’ Counsel regarding the number of Claim Forms received, the amount of the Settlement Payments associated with those Claim Forms, and the categorization and description of Claim Forms rejected, in whole or in part, by the Settlement Administrator; and
(c)Make available for inspection by Class Counsel and Defendants’ Counsel the Claim Forms received by the Settlement Administrator at any time upon reasonable notice.
5.2The Settlement Administrator shall distribute Settlement Payments according to the provisions enumerated in Section 2.1. To the extent it is unclear to the Settlement Administrator whether a Settlement Class Member holds a Non-DRP Claim or DRP Claim, the Settlement Administrator shall seek guidance from Class Counsel and Defendants’ Counsel.
5.3The Settlement Administrator shall be obliged to employ reasonable procedures to screen claims for abuse or fraud and deny Claim Forms where there is evidence of abuse or fraud, including by cross-referencing Approved Claims with the Class List. The Settlement Administrator shall determine whether a Claim Form submitted by a Settlement Class Member is an Approved Claim and shall reject Claim Forms that fail to (a) comply with the instructions on the Claim Form or the terms of this Agreement, or (b) provide full and complete information as requested on the Claim Form. In the event a person submits a timely Claim Form by the Claims Deadline but the Claim Form is not otherwise complete, then the Settlement Administrator shall give such person reasonable opportunity to provide any requested missing information, which information must be received by the Settlement Administrator no later than twenty-eight (28) calendar days after the Claims Deadline. In the event the Settlement Administrator receives such information more than twenty-eight (28) calendar days after the Claims Deadline, then any such claim shall be denied. The Settlement Administrator may contact any person who has submitted a Claim Form to obtain additional information necessary to verify the Claim Form.
5.4Class Counsel and Defendants’ Counsel shall both have the right to challenge the Settlement Administrator’s acceptance or rejection of any particular Claim Form or the amount proposed to be paid on account of any particular Settlement Class Member’s claim. The Settlement Administrator shall follow any joint decisions of Class Counsel and Defendants’ Counsel as to the validity or amount of any disputed claim. Where Class Counsel and Defendants’ Counsel disagree, the Settlement Administrator will finally resolve the dispute and the claim will be treated in the manner designated by the Settlement Administrator.
6PRELIMINARY APPROVAL ORDER AND FINAL APPROVAL ORDER
6.1Promptly after execution of this Agreement, Class Counsel shall move the Court to enter an order preliminarily approving the Settlement and attach this Agreement as an exhibit to the motion. The proposed preliminary approval order shall include, among other provisions, a request that the Court:
(a)preliminarily appoint Plaintiffs Cheryl Kater, Suzie Kelly, and Manasa Thimmegowda as Class Representatives of the Settlement Class;
(b)preliminarily appoint Class Counsel to represent the Settlement Class;
(c)preliminarily certify the Settlement Class under Fed. R. Civ. P. 23 for settlement purposes only;
(d)preliminarily approve this Agreement for purposes of disseminating Notice to the Settlement Class;
(e)approve the form and contents of the Notice and the method of its dissemination to the Settlement Class; and
(f)schedule a Final Approval Hearing to review comments and/or objections regarding the Settlement, to consider its fairness, reasonableness and adequacy, to consider the application for any Fee Award and incentive awards to the Class Representatives, and to consider whether the Court shall issue a Final Judgment approving this Agreement and dismissing the Actions with prejudice.
6.2Final Approval Order. After Notice is given, and no earlier than 21 days following the Claims Deadline, Class Counsel shall move the Court for final approval and entry of a Final Judgment, which shall include, among other provisions, a request that the Court:
(a)find that the Court has personal jurisdiction over all Settlement Class Members and Defendants for settlement purposes only and that the Court has subject matter jurisdiction to approve the Settlement Agreement, including all exhibits thereto;
(b)approve the Settlement Agreement and the proposed settlement as fair, reasonable and adequate as to, and in the best interests of, the Settlement Class Members; direct the Parties and their counsel to implement and consummate the Settlement Agreement according to its terms and provisions; and declare the Settlement Agreement to be binding on, and have res judicata and preclusive effect in all pending and future lawsuits or other proceedings maintained by or on behalf of Plaintiffs and the Releasing Parties with respect to the Released Claims;
(c)find that the Notice implemented pursuant to the Agreement (i) constitutes the best practicable notice under the circumstances; (ii) constitutes notice that is reasonably calculated, under the circumstances, to apprise Settlement Class Members of the pendency of the Action, their right to object to the Settlement or exclude themselves from the Settlement Class, and to appear at the Final Approval Hearing; (iii) is reasonable and constitutes due, adequate, and sufficient notice to all persons entitled to receive notice; and (iv) meets all applicable requirements of the Federal Rules of Civil Procedure, the Due Process Clause of the United States Constitution, and the rules of the Court;
(d)find that the Class Representatives and Class Counsel adequately represent the Settlement Class for purposes of entering into and implementing the Settlement Agreement;

(e)dismiss the Actions (including all individual claims and class claims presented thereby) on the merits and with prejudice, without fees or costs to any party except as provided in the Settlement Agreement;
(f)incorporate the Releases set forth above, make the Releases effective as of the Effective Date, and forever discharge the Released Parties from the Released Claims as set forth herein;
(g)permanently bar and enjoin all Settlement Class Members who have not properly sought exclusion from the Settlement Class from filing, commencing, prosecuting, intervening in, or participating (as class members or otherwise) in, any lawsuit or other action in any jurisdiction based on the Released Claims; and
(h)without affecting the finality of the Final Judgment for purposes of appeal, retain jurisdiction as to all matters relating to administration, consummation, enforcement, and interpretation of the Settlement Agreement and the Final Judgment, and for any other necessary purpose.
6.3The Parties shall, in good faith, cooperate, assist and undertake all reasonable actions and steps in order to accomplish these required events on the schedule set by the Court, subject to the terms of this Settlement Agreement.
7TERMINATION
7.1Subject to Sections 9.1-9.3 below, and in addition to the rights described in Section 4.6 above, the Parties to this Settlement Agreement shall have the right to terminate this Agreement by providing written notice of the election to do so (“Termination Notice”) to all other Parties hereto within twenty-one (21) calendar days of any of the following events: (i) the Court’s refusal to grant Preliminary Approval of this Agreement; (ii) the Court’s refusal to grant final approval of this Agreement; (iii) the Court’s refusal to enter the Final Judgment in these Actions; (iv) the date upon which the Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (v) the date upon which an Alternative Judgment, as defined in Section 9.1(e) of this Agreement, is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.
8INCENTIVE AWARD AND CLASS COUNSEL’S ATTORNEYS’ FEES AND REIMBURSEMENT OF EXPENSES
8.1The Fee Award. Pursuant to Fed. R. Civ. P. 23(h), Defendants agree that Class Counsel shall be entitled to an award of reasonable attorneys’ fees and costs out of the Settlement Fund in an amount determined by the Court as the Fee Award. Without the Parties having discussed the issue of the amount of attorneys’ fees at any point in their negotiations, and with no consideration given or received, Class Counsel will limit its petition for attorneys’ fees to no more than thirty percent (30%) of the Settlement Fund, plus reimbursement of expenses. Payment of any Fee Award shall be made from the Settlement Fund and should Class Counsel seek or be awarded less than this amount, the difference in the amount sought and/or the amount ultimately awarded pursuant to this paragraph shall remain in the Settlement Fund for distribution to eligible Settlement Class Members.

8.2The Fee Award shall be payable from the Settlement Fund within fourteen (14) business days after entry of the Court’s Final Judgment, subject to Class Counsel executing the Undertaking Regarding Attorneys’ Fees and Costs (the “Undertaking”), attached hereto as Exhibit F, and providing all payment routing information and tax I.D. numbers for Class Counsel. Payment of the Fee Award shall be made by wire transfer to Class Counsel in accordance with wire instructions to be provided to the Escrow Account agent, after completion of necessary forms, including but not necessarily limited to W-9 forms. Additionally, should any party to the Undertaking dissolve, merge, declare bankruptcy, become insolvent, or cease to exist prior to the final payment to Settlement Class Members, that party shall execute a new undertaking guaranteeing repayment of funds within fourteen (14) days of such an occurrence. All obligations set forth in this paragraph shall expire upon the Effective Date.
8.3Incentive Awards. Class Counsel intend to file a motion for Court approval of incentive awards to the Class Representatives, to be paid from the Settlement Fund, in addition to any funds the Class Representatives stand to otherwise receive from the Settlement. With no consideration having been given or received for these limitations, Cheryl Kater will seek no more than $10,000 as an incentive award; Manasa Thimmegowda will seek no more than $10,000 as an incentive award; and Suzie Kelly will seek no more than $100,000 as an incentive award. Plaintiffs shall provide Defendants a reasonable opportunity to review any incentive award petition, and shall consider any comments in good faith, before filing. Defendants explicitly reserve their right to challenge any incentive award petition.
9CONDITIONS OF SETTLEMENT, EFFECT OF DISAPPROVAL, CANCELLATION, OR TERMINATION
9.1Consistent with Section 1.12, the Effective Date shall not occur unless and until each of the following events occurs and shall be the date upon which the last (in time) of the following events occurs:
(a)The Parties have executed this Agreement;
(b)The Court has granted Preliminary Approval;
(c)The Court has entered an order finally approving the Agreement, following Notice to the Settlement Class and a Final Approval Hearing, as provided in the Federal Rules of Civil Procedure, and has entered the Final Judgment, or a judgment consistent with this Agreement in all material respects;
(d)Defendants have funded the Settlement Fund; and
(e)In the event that the Court enters an order and final judgment in a form other than that provided above (“Alternative Judgment”) to which the Parties have consented, such Alternative Judgment has become final and non-appealable as if it were a Final Judgment.
9.2If some or all of the conditions specified in Section 9.1 are not met, or in the event that this Agreement is not approved by the Court, or the settlement set forth in this Agreement is terminated or fails to become effective in accordance with its terms, then this Settlement Agreement shall be canceled and terminated subject to Section 7.1 unless Class Counsel and Defendants’ Counsel mutually agree in writing to proceed with this Agreement. If any Party is in material breach of the terms hereof, any other Party, provided that it is in substantial compliance with the terms of this Agreement, may terminate this Agreement on notice to all of the Parties. Notwithstanding anything herein, the Parties agree that the Court’s failure to approve, in whole or in part, the attorneys’ fees payment to Class Counsel and/or incentive awards to the Class Representatives set forth in Section 8 above shall not prevent the Agreement from becoming effective, nor shall it be grounds for termination.
9.3If this Settlement Agreement is terminated or fails to become effective for the reasons set forth above, the Parties shall be restored to their respective positions as of the date of the signing of this Agreement. In such event, any Final Judgment or other order entered by the Court in accordance with the terms of this Agreement shall be treated as vacated, nunc pro tunc, and the Parties shall be returned to the status quo ante as if this Settlement Agreement had never been entered into.
9.4In the event the Settlement is terminated or fails to become effective for any reason, the Settlement Fund, together with any earnings thereon at the same rate as earned by the Settlement Fund, less any taxes paid or due, less Settlement Administrative Expenses actually incurred and paid or payable from the Settlement Fund, shall be returned to Defendants within thirty (30) calendar days after written notification of such event in accordance with instructions provided by Defendants’ Counsel to Class Counsel. At the request of Defendants’ Counsel, Class Counsel or their designees shall apply for any tax refund owed on the amounts in the Settlement Fund and pay the proceeds, after any deduction of any fees or expenses incurred in connection with such application(s), of such refund to Defendants or as otherwise directed.
10CONFIDENTIALITY
10.1Except as otherwise agreed by Class Counsel and Defendants’ Counsel in writing and/or as required by legal disclosure obligations, all terms of this Agreement will remain confidential and subject to Rule 408 of the Federal Rules of Evidence until presented to the Court along with Plaintiffs’ motion for preliminary approval.
11MISCELLANEOUS PROVISIONS.
11.1The Parties (a) acknowledge that it is their intent to consummate this Settlement Agreement; and (b) agree, subject to their fiduciary and other legal obligations, to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Agreement, to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of this Agreement, to secure final approval, and to defend the Final Judgment through any and all appeals. Class Counsel and Defendants’ Counsel agree to cooperate with one another in seeking Preliminary Approval, and entry of the Final Judgment, and promptly to agree upon and execute all such other documentation as may be reasonably required to obtain final approval of the Agreement.
11.2The Parties intend this Settlement Agreement to be a final and complete resolution of all disputes between them with respect to the Released Claims by Plaintiffs, Settlement Class Members, and each or any of them, on the one hand, against the Released Parties, and each or any of the Released Parties, on the other hand. Accordingly, the Parties agree not to assert in any forum that the Actions were brought by Plaintiffs or defended by Defendants, or each or any of them, in bad faith or without a reasonable basis.

11.3Each signatory to this Agreement warrants (a) that he, she, or it has all requisite power and authority to execute, deliver and perform this Settlement Agreement and to consummate the transactions contemplated herein, (b) that the execution, delivery and performance of this Settlement Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of each signatory, and (c) that this Settlement Agreement has been duly and validly executed and delivered by each signatory and constitutes its legal, valid and binding obligation.
11.4The Parties have relied upon the advice and representation of counsel, selected by them, concerning the claims hereby released. The Parties have read and understand fully this Settlement Agreement and have been fully advised as to the legal effect hereof by counsel of their own selection and intend to be legally bound by the same.
11.5Whether or not the Effective Date occurs or the Settlement Agreement is terminated, neither this Agreement nor the settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement:
(a)is, may be deemed, or shall be used, offered or received against the Released Parties, or each or any of them, as an admission, concession, or evidence of the validity of any Released Claims, the truth of any fact alleged by the Plaintiffs, the deficiency of any defense that has been or could have been asserted in the Action, the violation of any law or statute, the reasonableness of the settlement amount or the Fee Award, or of any alleged wrongdoing, liability, negligence, or fault of the Released Parties, or any of them;
(b)is, may be deemed, or shall be used, offered or received against Defendants, or each or any of them, as an admission, concession, or evidence of any fault, misrepresentation or omission with respect to any statement or written document approved or made by the Released Parties, or any of them;
(c)is, may be deemed, or shall be used, offered or received against the Released Parties, or each or any of them, as an admission or concession with respect to any liability, negligence, fault or wrongdoing as against any Released Parties, in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. However, the settlement, this Agreement, and any acts performed and/or documents executed in furtherance of or pursuant to this Agreement and/or Settlement may be used in any proceedings as may be necessary to effectuate the provisions of this Agreement. Further, if this Settlement Agreement is approved by the Court, any Party or any of the Released Parties may file this Agreement and/or the Final Judgment in any action that may be brought against such Party or Parties in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim;
(d)is, may be deemed, or shall be construed against Plaintiffs, the Settlement Class, the Releasing Parties, or each or any of them, or against the Released Parties, or each or any of them, as an admission or concession that the consideration to be given hereunder represents an amount equal to, less than or greater than that amount that could have or would have been recovered after trial; and

(e)is, may be deemed, or shall be construed as or received in evidence as an admission or concession against Plaintiffs, the Settlement Class, the Releasing Parties, or each and any of them, or against the Released Parties, or each or any of them, that any of Plaintiffs’ claims are with or without merit or that damages recoverable in the Actions would have exceeded or would have been less than any particular amount.
11.6The Parties acknowledge and agree that any Party may request that the Court appoint a Settlement Special Master. Each Party explicitly reserves the right to oppose any such request. Any fees earned or costs incurred by any such Settlement Special Master shall be paid exclusively from the Settlement Fund.
11.7The Parties acknowledge and agree that no opinion concerning the tax consequences of the proposed Settlement to Settlement Class Members is given or will be given by the Parties, nor are any representations or warranties in this regard made by virtue of this Settlement Agreement. Each Settlement Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Settlement Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Settlement Class Member.
11.8The headings used herein are used for the purpose of convenience only and are not meant to have legal effect.
11.9The waiver by one Party of any breach of this Settlement Agreement by any other Party shall not be deemed as a waiver of any other prior or subsequent breaches of this Settlement Agreement.
11.10All of the Exhibits to this Settlement Agreement are material and integral parts hereof and are fully incorporated herein by reference.
11.11This Settlement Agreement and its Exhibits set forth the entire agreement and understanding of the Parties with respect to the matters set forth herein, and supersede all prior negotiations, agreements, arrangements and undertakings with respect to the matters set forth herein. No representations, warranties or inducements have been made to any party concerning this Settlement Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. This Settlement Agreement may be amended or modified only by a written instrument signed by or on behalf of all Parties or their respective successors-in-interest.
11.12Except as otherwise provided herein, each Party shall bear its own attorneys’ fees and costs incurred in any way related to the Action.
11.13Plaintiffs represent and warrant that they have not assigned any claim or right or interest relating to any of the Released Claims against the Released Parties to any other person or party and that they are fully entitled to release the same.
11.14Each person executing this Settlement Agreement, any of its Exhibits, or any related settlement documents on behalf of any Party hereto, hereby warrants and represents that such person has the full authority to do so and has the authority to take appropriate action required or permitted to be taken pursuant to the Settlement Agreement to effectuate its terms.

11.15This Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Signature by digital, facsimile, or in PDF format will constitute sufficient execution of this Settlement Agreement. A complete set of original executed counterparts shall be filed with the Court if the Court so requests.
11.16The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Settlement Agreement, and all Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in this Settlement Agreement.
11.17This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Washington without reference to the conflicts of laws provisions thereof.
11.18This Settlement Agreement is deemed to have been prepared by counsel for all Parties, as a result of arm’s-length negotiations among the Parties. Whereas all Parties have contributed substantially and materially to the preparation of this Settlement Agreement, it shall not be construed more strictly against one Party than another.
11.19Where this Settlement Agreement requires notice to the Parties, such notice shall be sent to the following counsel. For Plaintiffs: Todd Logan, Edelson PC, 123 Townsend Street, Suite 100, San Francisco, California 94107. For Defendants: Emily Henn, Covington & Burling LLP, 3000 El Camino Real, 5 Palo Alto Square, 10th Floor, Palo Alto, California 94306 and Mark Parris, 701 5th Avenue, Suite 5600, Seattle, Washington 98104.
11.20All time periods and dates described in this Agreement are subject to the Court’s approval. These time periods and dates may be changed by the Court or by the Parties’ written agreement without notice to the Settlement Class. The Parties reserve the right, subject to the Court’s approval, to negotiate any reasonable extensions of time that might be necessary to carry out any provision of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed.

Cheryl Kater
Date: 7/22/2020	/s/ Cheryl Kater
By: Cheryl Kater

Suzie Kelly
Date: 7/22/2020	/s/ Suzie Kelly
By: Suzie Kelly

Manasa Thimmegowda
Date: 7/24/2020	/s/ Manasa Thimmegowda
By: Manasa Thimmegowda

Big Fish Games, Inc.
Date: 7/23/2020	/s/ Trevor Croker
By: Trevor Croker, Chief Executive Officer

Aristocrat Technologies, Inc.
Date: 7/22/2020	/s/ Hector Fernandez
By: Hector Fernandez, President, Aristocrat Americas

Churchill Downs Incorporated
Date: 7/22/2020	/s/ William Carstanjen
By: William Carstanjen, Chief Executive Officer

Executed in accordance with section 127 of the Corporations Act 2001 by Aristocrat Leisure Limited

/s/ Trevor Croker
Date: 7/23/2020	Trevor Croker, Director Signature

/s/ Richard Bell
Date: 7/22/2020	Richard Bell, Company Secretary Signature